EXHIBIT 10.15

ENERGY XXI SERVICES, LLC

EMPLOYEE SEVERANCE PLAN

Amended and Restated August 1, 20141

1 Editor’s Note: Energy XXI Services, LLC Employee Severance Plan (“Plan”) was Amended and Restated August 11, 2010, January 1, 2013 and August 1, 2014. Effective January 1, 2013, the Plan was Amended and Restated for the sole purpose of revising Section 2.1(C) and 2.1 (D). In Section 2.1(C) the term “Senior Technical Staff” was revised to read “Engineers/Geoscientists/Landmen/Department Managers/Directors” and in Section 2.1(D) the terms “Non Techinical/Administrative and Professional Staff” was revised to read “technicians/analysts/administrative and professional staff.” Additionally, in both 2.1 (C)(1) and 2.1(D)(1), the first phrase was changed from “The Company shall pay the Covered Employee an amount equal to the sum of...” to read “The Company shall pay the Covered Employee an amount equal up to the sum of...”, such that the current version adding the word “up.” Lastly, Section 1.1(j) was amended to reference the January 1, 2013 Amendment and Restatement. The Plan was amended August 1, 2014 to include terminations due to death, Disability or Good Reason as an event resulting in severance benefits under the Plan with respect to Management Committee members regardless of the occurrence of a Change of Control, to conform the definition of Good Reason under the Plan to the definition used in certain of the Company’s equity awards, to provide that severance benefits would be payable to other employees only upon a Termination without Cause within one year following a Change of Control and to make certain other clarifying changes. All other provisions remained unchanged.

I.

DEFINITIONS AND CONSTRUCTION

1.1           Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)          “Base Salary” shall mean the annual rate of base compensation paid by the Company to a Covered Employee (including amounts which the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, automobile allowances, added premiums, differentials, and all forms of incentive compensation. Base Salary shall be determined effective as of the date of the Covered Employee’s termination. A “Month’s Base Pay” shall mean Base Salary divided by twelve.

(b)          “Board” shall mean the Board of Directors of Energy XXI (Bermuda) Limited.

(c)          “Bonus” shall mean the amount bonus paid by the Company to a Covered Employee.

(d)          “Change of Control” shall be deemed to have occurred upon any of the following events:

(1)         A merger of Energy XXI (Bermuda) Limited with another entity, a consolidation involving Energy XXI (Bermuda) Limited, or the sale of all or substantially all of the assets of Energy XXI (Bermuda) Limited to another entity if, in any such case, (i) the holders of equity securities of Energy XXI (Bermuda) Limited immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of the directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Energy XXI (Bermuda) Limited immediately prior to such transactions or event of (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(2)         The dissolution or liquidation of Energy XXI (Bermuda) Limited;

(3)         When any person or entity, including a “group” as contemplated by Section 13(d)(3) of Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combine voting power of the outstanding securities of Energy XXI (Bermuda) Limited; or

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(4)         As a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Energy XXI (Bermuda) Limited receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, Energy XXI (Bermuda) Limited shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Committee” shall mean the committee appointed by the Company to administer the Plan.

(g)          “Company” shall mean Energy XXI Services, LLC.

(h)          “Covered Employee” shall mean any individual who is a regular full-time active status (not on leave of absence or disability leave) employee of the Company on the Effective Date of the Plan, or any individual employed as a regular full-time employee of the Company after the Effective Date of the Plan who has completed six months of continuous service (not on leave of absence or disability leave). “Covered Employee” shall not include any employee who is eligible for severance under any other contract or arrangement with the Company or Energy XXI (Bermuda) Limited.

(i)          “Disability” shall mean either (1) an inability of the Covered Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) the receipt of income replacements by the Covered Employee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for a period of not less than 3 months under the Company’s accident and health plan.

(j)          “Effective Date” shall mean August 1, 2014.

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(k)          “Good Reason” shall mean the occurrence, after the Effective Date, of any of the following events or conditions: (1) the assignment to the Covered Employee of any duties that materially adversely alter the nature or status of the Covered Employee’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the Covered Employee’s position, duties or authorities, from those in effect immediately prior to such change in position, assignment or action, (2) the material diminution of the Covered Employee’s aggregate targeted compensation, or (3) the relocation of the Covered Employee’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required travel on the business of the Company and its Affiliates). In the event of an occurrence of Good Reason, the Covered Employee must notify the Company in writing of the existence of Good Reason within 30 days of the occurrence. If the circumstances resulting in Good Reason are not cured by the Company within 30 days of receipt by the Company of such notice, the Covered Employee may terminate his or her employment for Good Reason no later than the 60th day following the initial occurrence of Good Reason.

(l)          “Involuntary Termination” shall mean, on or after the Effective Date:

(1)         a termination by the Company other than for Cause (other than any termination which the Company expects to be of short duration and pursuant to which the Covered Employee is subject to reemployment with the Company within a reasonable period of time (as determined by the Committee));

(2)         a termination as a result of the Covered Employee’s death;

(3)         any termination as the result of the Covered Employee’s Disability; or

(4)         a termination by a Covered Employee for Good Reason.

(m)          “Management Committee” shall mean any Covered Employee classified by the Company as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Senior Vice President or Executive Vice President.

(n)          “Plan” shall mean the Energy XXI Services, LLC Employee Severance Plan.

(o)          “Termination for Cause” shall mean any termination of a Covered Employee’s employment with the Company by reason of the Covered Employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude, (2) material failure to perform his duties or responsibilities in a manner satisfactory to the Company, (3) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property), (4) engagement in business activities which are in conflict with the business interests of the Company, (5) insubordination, (6) engagement in conduct which is in violation of the Company’s safety rules or standards or which otherwise causes injury to another employee or any other person, (7) engagement in conduct which is in violation of any policy or work rule of the Company or (8) engagement in conduct which is in violation of the Company’s guidelines for appropriate employee conduct or which is otherwise inappropriate in the office or work environment. Termination for Cause shall be determined in the sole good-faith discretion of the Committee.

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(p)          “Termination without Cause” shall mean any termination, on or after the Effective Date, of a Covered Employee’s employment with the Company which does not result from a voluntary resignation or retirement or other termination by the Covered Employee; provided, however, the term “Termination without Cause” shall not include:

(1)         a Termination for Cause;

(2)         a termination as a result of the Covered Employee’s death;

(3)         any termination as the result of the Covered Employee’s Disability;

(4)         a termination by the Covered Employee for Good Reason; or

(5)         any termination which the Company expects to be of short duration and pursuant to which the Covered Employee is subject to reemployment with the Company within a reasonable period of time (as determined by the Committee).

1.2           Number and Gender. Wherever appropriate herein, word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3           Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

SEVERANCE BENEFITS

2.1           Severance Benefits. Subject to the provisions of Section 2.2 hereof, if a Covered Employee’s employment is subject to an Involuntarily Termination within one year after a Change of Control, and such Covered Employee is not entitled to severance benefits under an individual contract, agreement or arrangement, then the Covered Employee shall be entitle to severance benefits as provided in this Section 2.1. A Covered Employee’s entitlement to severance benefits under the Plan depends upon the Covered Employee’s employment classification as follows:

(a)          Management Committee. Members of the Management Committee will be entitled to severance benefits if the Covered Employee’s employment with the Company is subject to an Involuntary Termination as follows:

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(1)         The Company shall pay the Covered Employee an amount equal to the sum of (A) two times the Covered Employee’s then current Base Salary and (B) the average of the Covered Employee’s Bonuses, if any, earned by the Covered Employee with respect to the two most recent fiscal years ending on or before the date of the Covered Employee’s termination; provided, however, that for purposes of determining the amount describe in clause (B) of the sentence, (x) if the Covered Employee was not employed by the Company at any time during the earlier of such two fiscal years, then the amount described in such clause shall be equal to the greater of the bonus, if any, earned by the Covered Employee with the respect to the most recent fiscal year ending on or before the date of such termination or the Covered Employee’s target annual bonus, and (y) if the Covered Employee was not employed by the Company at any time during either of such two fiscal years, then the amount described in such clause shall be equal to the Covered Employee’s target annual bonus for the fiscal year in which such termination occurs. The Covered Employee shall receive the foregoing as a lump sum cash payment, payable as follows: If no release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the Covered Employee’s termination; if a release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the date of the release, but in no event more than 70 days immediately following the Covered Employee’s termination.

(2)         The Company shall cause the Covered Employee and his or her dependents who were covered under Company’s medical and dental benefit plans on the day prior to the Covered Employee’s termination to continue to be covered under such plans throughout the one year period beginning on the date of such termination by reimbursing the Covered Employee for the cost of such coverage; provided, however, that such coverage shall terminate if and to the extent the Covered Employee becomes eligible to receive medical or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Covered Employee). The provision of medical and dental benefits shall start and run concurrently with any continuation coverage as may be elected by the Covered Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(b)          Vice Presidents/Practicing Engineers/Geoscientists/Landman. Covered Employees classified by the Company as a vice president or practicing engineer, geoscientist or landman will be entitled to severance benefits if the Covered Employee’s employment is subject to a Termination without Cause within one year after a Change of Control as follows:

(1)         The Company shall pay the Covered Employee an amount equal up to the sum of (A) a minimum of three Month’s Base Pay at the Covered Employee’s then current Base Salary up to a maximum of one and a half (1.5) times the Covered Employee’s then current Base Salary, as determined in the sole discretion of the Committee, and (B) the (i) average of the Covered Employee’s Bonuses, if any, earned by the Covered Employee with respect to the two most recent fiscal years ending on or before the date of the Covered Employee’s termination, multiplied by (ii) a fraction, the numerator of which is the number of Month’s Base Pay payable pursuant to clause (i) (up to a maximum of 12) and the denominator of which is 12; provided, however, that for purposes of determining the amount describe in clause (B)(i), (x) if the Covered Employee was not employed by the Company at any time during the earlier of such fiscal years, then the amount described in such clause shall be equal to the greater of the bonus, if any, earned by the Covered Employee with the respect to the most recent fiscal year ending on or before the date of such termination or the Covered Employee’s target annual bonus, and (y) if the Covered Employee was not employed by the Company at any time during either of such two fiscal years, then the amount described in such clause shall be equal to the Covered Employee’s target annual bonus for the fiscal year in which such termination occurs. The Covered Employee shall receive the foregoing as a lump sum cash payment, payable as follows: If no release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the Covered Employee’s termination; if a release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the date of the release, but in no event more than 70 days immediately following the Covered Employee’s termination.

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(2)          The Company shall cause the Covered Employee and his or her dependents who were covered under Company’s medical and dental benefit plans on the day prior to the Covered Employee’s termination to continue to be covered under such plans throughout the one year period beginning on the date of such termination by reimbursing the Covered Employee for the cost of such coverage; provided, however, that such coverage shall terminate if and to the extent the Covered Employee becomes eligible to receive medical or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Covered Employee). The provision of medical and dental benefits shall start and run concurrently with any continuation coverage as may be elected by the Covered Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c)          All Other Staff. Covered Employees classified by the Company as all other staff will be entitled to severance benefits if the Covered Employee’s employment is subject to a Termination without Cause within one year after a Change of Control as follows:

(1)         The Company shall pay the Covered Employee an amount equal up to the sum of (A) a minimum of three Month’s Base Pay at the Covered Employee’s then current Base Salary up to a maximum of 12 Month’s Base Pay at the Covered Employee’s then current Base Salary, as determined in the sole discretion of the Committee, and (B) the (i) average of the Covered Employee’s Bonuses, if any, earned by the Covered Employee with respect to the two most recent fiscal years ending on or before the date of the Covered Employee’s termination, multiplied by (ii) a fraction, the numerator of which is the number of Month’s Base Pay payable pursuant to clause (i) and the denominator of which is 12; provided, however, that for purposes of determining the amount describe in clause (B)(i), (x) if the Covered Employee was not employed by the Company at any time during the earlier of such two fiscal years, then the amount described in such clause shall be equal to the greater of the bonus, if any, earned by the Covered Employee with the respect to the most recent fiscal year ending on or before the date of such termination or the Covered Employee’s target annual bonus, and (y) if the Covered Employee was not employed by the Company at any time during either of such two fiscal years, then the amount described in such clause shall be equal to the Covered Employee’s target annual bonus for the fiscal year in which such termination occurs. The Covered Employee shall receive the foregoing as a lump sum cash payment, payable as follows: If no release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the Covered Employee’s termination; if a release under Paragraph 2.3 is required, payment shall be made on or before the 30th day immediately following the Effective Date of the release, but in no event more than 70 days immediately following the Covered Employee’s termination.

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(2)          The Company shall cause the Covered Employee and his or her dependents who were covered under Company’s medical and dental benefit plans on the day prior to the Covered Employee’s termination to continue to be covered under such plans throughout a nine month period beginning on the date of such termination by reimbursing the Covered Employee for the cost of such coverage; provided, however, that such coverage shall terminate if and to the extent the Covered Employee becomes eligible to receive medical or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Covered Employee). The provision of medical and dental benefits shall start and run concurrently with any continuation coverage as may be elected by the Covered Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”).

2.2           Other Severance Arrangements. Severance payments provided herein shall be subject to any required tax withholding. If a Covered Employee is entitled to severance benefits under an individual contract, agreement, or arrangement and does not waive such entitlement to severance benefits under such contract, agreement or arrangement, such Covered Employee shall not be entitled to any severance benefits pursuant to the Plan but shall instead be entitled to severance benefits in such amount and form as are provided pursuant to the terms of such contract, agreement or arrangement (which contract agreement or arrangement is hereby incorporated by reference and made of part of the Plan).

2.3           Release and Full Settlement. As a condition to the receipt of any severance benefits hereunder, the Company, in its sole discretion, may require a Covered Employee whose employment by the Company has been subject to an Involuntary Termination or a Termination without Cause to first execute a valid and binding release within 60 days of a Covered Employee’s Involuntary Termination or Termination without Cause, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees, attorneys, and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered employee’s employment with the Company or the termination of such employment, and the performance of the Company’s obligations hereunder and the receipt of the benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action.

2.4           Confidential Information. In consideration of the receipt of severance benefits hereunder, each Covered Employee agrees that he will not, without the prior written consent of the Company, for a period of three years following the Covered Employee’s termination date, except as may be required by any competent legal authority, use or disclose to any person, firm, subsequent employer, or legal authority, any confidential or proprietary information, record, or trade secret related to the Company or any of its subsidiaries for any purpose, and that such Covered Employee shall return all copies of such information to the Company no later than the termination date. The Covered Employee acknowledges that the promise to keep confidential the Company’s information is a valuable incentive to the Company for providing severance benefits under this Plan, that the Company would be irreparably harmed by the use or disclosure of its confidential information in violation of this Paragraph 2.4, and that the Company may enforce the provisions of this paragraph through the seeking of injunctive relief.

2.5           Non-Solicitation. In consideration of receipt of any severance benefits hereunder, each Covered Employee agrees that, for a period of one year following the Covered Employee’s termination date, the Covered Employee will not, directly or indirectly, in any manner or capacity induce any person to discontinue his or her employment in the Company or the Company’s successor or to interfere with the business of the Company or the Company’s successor.

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2.6           Liquidated Damages. If a Covered Employee who has received severance benefits pursuant to Section 2.1 above is found by the Committee to be in violation of the confidentiality and/or non-solicitation provisions as described in Sections 2.4 and 2.5 above, then the Covered Employee shall be required to repay to the Company as liquidated damages the full amount of severance received by the Covered Employee. Any payment required pursuant to this Section shall be due and payable in a single lump sum within 30 days of written notice to such Covered Employee of such Committee’s finding.

2.7           Repayment Upon Reemployment. If a Covered Employee who has received severance benefits pursuant to Section 2.1 above is reemployed by the Company other than on a temporary or part-time basis or as an independent contractor, he shall be required to repay to the Company the following amount:

(a)          The severance amount paid to him by the Company incident to his Involuntary Termination or Termination with Cause within one year after a Change of Control; minus

(b)          The amount of Months’ Base Pay that he would have received from the Company between the date of his termination and the date of his reemployment by the Company had he remained employed by the Company during such period.

Any repayment required pursuant to this Section shall be made in a single lump sum within thirty days of the Covered Employee’s reemployment with the Company; provided, however, that the Company, in its sole discretion, may permit the Covered Employee to tender such repayment by payroll deductions over such period of time as the Company may determine.

2.8           Payments Subject to Section 409A of the Code. Notwithstanding anything herein to the contrary, if any amounts payable hereunder are reasonably determined by the Committee to be “nonqualified deferred compensation” payable to a “specified employee” upon “separation from service” (within the meaning of Section 409A of the Code) then such amounts that would otherwise be payable upon separation from service shall be held and not be paid by the Company upon separation from service, but shall be paid as soon as administratively feasible following the earlier of: (i) the first day that is six months following the Participant’s separation from service; or (ii) Participant’s date of death. Any such distribution or payment otherwise payable to the Participant pursuant to the terms of the Plan within the period described in the immediately preceding sentence following the Participant’s separation from service with the Company will accrue and will be payable in a lump sum payment, with interest at the prime rate as published in the Wall Street Journal, on the payment date set forth in the immediately preceding sentence.

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III.

ADMINISTRATION OF PLAN

3.1           Plan Administration. For the purposes of the Plan and the Employee Retirement Income Security Act of 1974, as amended, the plan administrator and named fiduciary of the Plan is the Committee. The Committee shall hold such meetings and establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. All actions of the Committee shall be recorded by a secretary who need not be a Committee member. The Committee shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a)          To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b)          To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)          To authorize the payment of benefits under the Plan;

(d)          To prepare and distribute information explaining the Plan;

(e)          To appoint or employ persons to assist in the administration of the Plan; and

(f)          To obtain such information as is necessary for the proper administration of the Plan.

The Committee may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals. The Company agrees to indemnify the members of the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission was in good faith.

3.2           Claims Review. The Committee will advise each Covered Employee of any Plan benefits to which the Covered Employee is entitled. If the Covered Employee believes that the Committee has failed to advise him or her of any Plan benefits to which he or she is entitled, then the Covered Employee may file a written claim with the Committee. The Committee shall review such claim and respond thereto within a reasonable time after receiving the claim. In any case in which a Covered Employee’s claim for Plan benefits is denied or modified, the Committee shall:

(a)          state the specific reason for the denial or modification;

(b)          provide specific reference to pertinent Plan provisions on which the denial or modification is based;

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(c)          provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim and an explanation of why such material or information is necessary; and

(d)          explain the Plan’s claim review procedure as contained herein.

In the event the request is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. Within sixty days following such request for review the Committee shall render its final decision in writing to the Covered Employee or his representative stating specific reasons for such decision. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee or representative prior to the commencement of the extension period.

IV.

GENERAL PROVISIONS

4.1           Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

4.2           Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

4.3           Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

4.4           Amendment and Termination. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Board or Committee; provided, however, no amendment or termination may decrease the benefits potentially payable to or otherwise adversely impact a Covered Employee who is part of the Management Committee without the written consent of such Covered Employee. A Plan amendment shall be effected by adoption of the Board or Committee of a resolution setting forth such amendment and by execution by the Company’s president or his delegatee of a written instrument of Plan amendment. Plan termination shall be effected by adoption by the Board or Committee of a resolution to terminate the Plan and by execution of the Company’s president or his delegatee of a written instrument of Plan termination.

4.5           No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

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4.6           Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7           Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.8           Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.

4.9           No Guarantee of Tax Consequences. The Covered employee shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither the Board, nor the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Covered Employees.

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan this 1st day of August 2014.

ENERGY XXI SERVICES, LLC

By:	/s/ Bo Boyd
Printed Name:	Bo Boyd
Title:	Corporate Secretary

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